Exhibit 99.1
FOR IMMEDIATE RELEASE

Contacts:	Farhan Ahmad	David Oro
	Investor Relations	Media Relations
	farhanahmad@micron.com	davidoro@micron.com
	(408) 834-1927	(707) 558-8585

Micron Appoints Mike Bokan as Senior Vice President, Worldwide Sales
Succeeds retiring Steve Thorsen

BOISE, Idaho, Sept. 20, 2018 - Micron Technology Inc. (Nasdaq: MU) announced today that the company has appointed Mike Bokan as senior vice president of Worldwide Sales, effective Oct. 1, 2018. Bokan succeeds Steve Thorsen, who is retiring from Micron after 30 years with the company but will remain as an adviser through early November 2018 to ensure a smooth transition. Bokan is being promoted to senior vice president and will report directly to Micron President and CEO Sanjay Mehrotra.

“On behalf of the company, I want to thank Steve for his dedication to Micron’s success over the last three decades,” Mehrotra said. “He has been instrumental to the company’s tremendous growth over the years. During his tenure as head of Worldwide Sales, the company has enjoyed record sales, culminating in fiscal year 2018 revenue of over $30 billion. We wish Steve the very best in this next chapter of his life.”

“I am proud of my long career at Micron and have enjoyed building strong relationships with our customers around the world,” Thorsen said. “Mike and I have worked closely for many years, and I am confident he will be highly successful in taking on the leadership of the Worldwide Sales organization.”

Bokan is currently corporate vice president of Worldwide Sales at Micron. He joined the company in 1996 and held various sales management positions before moving to Micron’s Crucial division, where he eventually became general manager. In 2003, Bokan took on the role of director of Sales for Micron Technology. In 2007 he was promoted to senior director of Sales before becoming vice president of Worldwide OEM Sales in 2008 and corporate vice president of Worldwide Sales in 2018.

“Mike has been a great part of our sales leadership team,” Mehrotra said. “He has developed deep and trusted relationships with our OEM and hyperscale customers, as well as with our distribution partners. This is a natural next step for him, and we look forward to his leadership in driving our sales organization.”

“I am honored to follow in Steve’s footsteps and continue to broaden our market reach as memory and storage become increasingly critical to our customers,” Bokan said. “Micron is very well-positioned to take advantage of the growing demand for our products and solutions. I look forward to helping lead the company to the next level.”
Bokan earned a bachelor’s degree in business administration from Colorado State University.
Additional information on Bokan is available at http://www.micron.com/media.

About Micron Technology, Inc.
We are an industry leader in innovative memory and storage solutions. Through our global brands - Micron®, Crucial® and Ballistix® - our broad portfolio of high-performance memory and storage technologies, including DRAM, NAND, NOR Flash and 3D XPoint™ memory, is transforming how the world uses information to enrich life. Backed by 40 years of technology leadership, our memory and storage solutions enable disruptive trends, including artificial intelligence, machine learning, and autonomous vehicles, in key market segments like cloud, data center, networking and mobile. Our common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.